Exhibit 10.6

SEVENTH AMENDMENT TO THE

PREMCOR PENSION PLAN

WHEREAS, Premcor Inc. (“Company”) previously adopted the Premcor Pension Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan in Section 12 thereof; and

WHEREAS, effective May 1, 2004, the Company desires to amend the Plan to reflect a special supplemental pension benefit for certain employees employed at the Delaware City Refinery;

NOW THEREFORE, effective May 1, 2004, the Plan is amended as follows:

1. Section 1J is deleted and in its place is substituted the following:

J. “Employee” means a person who is classified by the Employer as either (i) a regular, salaried employee, (ii) a regular, hourly-paid employee who is not a member of a collective bargaining unit, and (iii) effective May 1, 2004, an employee who is covered by the collective bargaining agreement between the Employer and the PACE Union Local 2-898 and who is employed at the Employer’s Delaware City Refinery. Subject to the previous sentence, the Plan shall exclude any person who is member of a collective bargaining unit for which either a separate retirement plan has been established pursuant to collective bargaining negotiations or no separate retirement plan has been established after collective bargaining which has included discussion of retirement benefits, unless such collective bargaining provides for coverage under this Plan.

2. Section 4A is amended by adding the following to the end thereof :

“An Employee who is employed at the Employer’s Delaware City Refinery on May 1, 2004 shall be granted credit for purposes of determining his or her Years of Vesting Service for vesting service recognized as of April 30, 2004 in the defined benefit pension plan sponsored by Motiva Enterprises LLC.”

3. Sections 5A, 5B and 5C are deleted in their entireties and replaced to read as follows :

A. Pension Account.

A notional account (hereinafter referred to as the “Pension Account”) shall be established and maintained for each Participant. A Participant’s Pension Account shall be comprised of a Basic Pension Account and, if applicable as described in Section 5B.2, a Supplemental Pension Account. The credits in a Participant’s Pension Account as of April 30, 2004 shall be deemed to have been credited to his or her Basic Pension Account.

B. Account Credits.

1. Annual Contribution Credit to Basic Pension Account.

For each Plan Year, an Annual Contribution Credit shall be added to the Basic Pension Account of each Participant who is employed by the Employer as an Employee during such Plan Year. In the case of a Participant who is employed by the Employer on the last day of the Plan Year, the Annual Contribution Credit shall be credited to the Participant’s Basic Pension Account as of the last day of such Plan Year. In the case of a Participant who terminates employment during the Plan Year, the Annual Contribution Credit shall be credited to his or her Basic Pension Account as of the earlier of the Participant’s Annuity Starting Date or the last day of such Plan Year. The amount of the Annual Contribution Credit for such Plan Year for a Participant shall be equal to seven percent (7%) of his or her Compensation plus seven percent (7%) of such Participant’s Compensation, if any, in excess of the Social Security Wage Base.

2. Supplemental Pension Benefit Credit for Certain Delaware City Refinery Employees.

As of any date, a Supplemental Pension Benefit (“SPB”) Eligible Participant’s Supplemental Pension Account shall be equal to (a) such Participant’s SPB Percentage multiplied by the number of calendar months in the period beginning on May 1, 2004 and ending on the earlier of (i) the last day of the calendar month in which such date occurs or (ii) the last day of the calendar month in which the Determination Date occurs, multiplied by (b) his or her Final Average Pay. For purposes of this Section 5B.2, the following definitions shall be applicable:

A. “SPB Eligible Participant” means a Participant who is employed at the Employer’s Delaware City Refinery as of May 1, 2004, who had a pension benefit remaining in the Texaco/Star Pension Plan as of June 30, 2002 and who continued to meet the eligibility requirements for the Supplemental Pension Benefit under the Shell Pension Plan as of April 30, 2004.

B. “Final Average Pay” means the average monthly Compensation of an Employee during his or her three (3) consecutive calendar years of highest earnings (or the actual number of years if less than three) during the Employee’s final ten (10) calendar years of service (or the actual number of years if less than ten). With respect to the three (3) consecutive years used in calculation of Final Average Pay, Compensation for any years shall not exceed $205,000 adjusted for increases in the cost of living in accordance with Section 401(a)(17) of the Code as prescribed by the Secretary of the Treasury. For purposes of this subsection, Compensation shall be modified as follows: (i) the applicable straight-time portion of the night shift bonus payments for an Employee’s assignment for hours up to and including forty straight time hours per work week, and such payments as calculated under shift supervisors’ differential shall be included; (ii) the applicable straight-time portion of pay and night shift bonus, including such payments as calculated under shift supervisors’ differential, for hours in excess of forty hours per work week, where such hours are part of an established normal work week schedule of more than forty hours per work week shall be included; and (ii) any other overtime pay or shift differential not described in (i) or (ii) shall be excluded.

C. “SPB Percentage” means, for a Participant, an amount equal to the percentage identified in Chart A (attached hereto) for such Participant, divided by twelve (12). The Participant’s SPB Percentage identified on Chart A is based on his or her number of years of service as of June 30, 2002 under the Texaco/Star Pension Plan.

D. “Determination Date” means the earliest of termination of employment with the Employer, commencement of benefits under the Texaco/Star Pension Plan or June 30, 2012.

C. Interest Credits.

1. Basic Pension Account. Each Basic Pension Account shall be credited with interest (as an Interest Credit) at the end of each month based on the amount of the Basic Pension Account as of the last day of the prior month. A Participant’s Basic Pension Account shall continue to be credited with interest until the earliest of (a) the Participant’s Annuity Starting Date, (b) the date benefits are paid or commence under Section 7 or (c) if he or she terminates employment prior to becoming vested in his or her Pension Account, the date he or she terminates employment. In the event a Participant begins receiving benefits at his or her Annuity Starting Date, or his or her beneficiary begins receiving benefits under Section 7, the Participant’s Basic Pension Account shall be credited with interest through the last day of the month preceding his or her Annuity Starting Date or the date benefits are paid or commence under Section 7, respectively.

2. Supplemental Pension Account. If a Participant terminates employment on or after becoming vested in his or her Pension Account, his or her Supplemental Pension Account shall be credited with interest (as an Interest Credit) at the end of each month following such termination based on the amount of the Supplemental Pension Account as of the last day of the prior month. Such Interest Credits shall continue until the earlier of (a) the last day of the month preceding the Participant’s Annuity Starting Date or (b) the last day of the month preceding the date benefits are paid or commence under Section 7.

3. Interest Credit Rate. The effective annual rate of interest used to determine the Interest Credit for a Plan Year shall equal the sum of (a) the average yield for the month of October of the immediately preceding Plan Year (as reported in the Federal Reserve Bulletin) on one-year Treasury Constant Maturities, plus (b)